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                                                                    EXHIBIT 22.2

                                   UNION BANK
                             350 CALIFORNIA STREET
                      SAN FRANCISCO, CALIFORNIA 94104-1476
                                 (415) 705-7350
                            ------------------------

           NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF COMMON STOCK
                          TO BE HELD JANUARY 31, 1996
                            ------------------------

    NOTICE IS HEREBY GIVEN that, pursuant to call of its Board of Directors, a Special Meeting of the shareholders of Common Stock, $5.00 par value ("Union Common Stock"), of Union Bank, a California corporation ("Union"), will be held on Wednesday, January 31, 1996 at 10:30 a.m. (California time) at the Park Hyatt Hotel, Mercantile Room, Level B, 333 Battery Street, San Francisco, California (the "Special Meeting"), for the following purposes, all of which are more fully described in the accompanying Proxy Statement:

    PROPOSAL 1:

    To consider and vote upon a proposal to adopt and approve (i) the Agreement and Plan of Reorganization, dated as of September 27, 1995 (the "Reorganization Agreement"), among Union, BanCal TriState Corporation, a Delaware bank holding company ("Tri-State"), and The Bank of California, N.A., a national banking association ("BankCal"), (ii) the Agreement and Plan of Merger, dated as of September 27, 1995 (the "Merger Agreement"), between Union and Tri-State pursuant to which Tri-State will merge into Union, with Union being the surviving corporation (the "Merger") and (iii) a Purchase and Assumption Agreement, dated as of September 27, 1995 (the "Purchase and Assumption Agreement"), between Union and BankCal, pursuant to which following the Merger Union will transfer substantially all of its banking business and its assets to BankCal in exchange for BankCal's assumption of substantially all of the liabilities of Union and the issuance by BankCal to Union of 26,117,714 shares of Common Stock, $15.00 par value ("BankCal Common Stock"), of BankCal (collectively, the "Transactions"). The Reorganization Agreement, the Merger Agreement and the Purchase and Assumption Agreement are set forth in Appendices A, B and C, respectively, to the accompanying Proxy Statement.

    PROPOSAL 2:

    To consider and vote upon a proposal to amend the Restated Articles of Incorporation of Union to change (i) the name of Union to UnionBanCal Corporation, (ii) the purpose clause to allow Union to give up its banking and trust powers and operate as a bank holding company, (iii) the number of authorized shares of Union Common Stock from 50,000,000 to 100,000,000 and remove the provision regarding the assessability of the Union Common Stock and (iv) the number of directors to a range from sixteen (16) to thirty
    (30).

    No other business will be transacted at the Special Meeting other than matters incidental to the conduct of the Special Meeting.

    Only those shareholders of record of Union Common Stock at the close of business on December 22, 1995, shall be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. A summary of certain provisions of Chapter 13 of the California General Corporation Law (the "CGCL") pertaining to the rights of dissenting shareholders in connection with the Transactions is included in the Proxy Statement in the section entitled "Proposal 1: The Agreements and The Transactions -- Dissenters' Rights." The complete text of Chapter 13 of the CGCL is set forth as Appendix E to the Proxy Statement.

                                          By Order of the Board of Directors,
                                          /s/ ALEXANDER D. CALHOUN
                                          ALEXANDER D. CALHOUN
                                          Secretary
San Francisco, California
Dated: January 8, 1996

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